Exhibit 10.4.1
CONFORMED COPY
£10,110,000
TERM AND LETTER OF CREDIT FACILITY AGREEMENT
dated 21 June 2006
for
CASCAL SERVICES LIMITED
and
THE ROYAL BANK OF SCOTLAND PLC
acting as Original Lender, Issuing Bank, Arranger and Agent
Linklaters
Ref: ASLH/JKPN

SECTION 1
INTERPRETATION

1. DEFINITIONS AND INTERPRETATION	1

SECTION 2
THE FACILITIES

2. THE FACILITIES	13
3. PURPOSE	13
4. CONDITIONS OF UTILISATION	14

SECTION 3
UTILISATION

5. UTILISATION	22

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6. REPAYMENT	23
7. PREPAYMENT AND CANCELLATION	23

SECTION 5
COSTS OF UTILISATION

8. INTEREST	26
9. INTEREST PERIODS	27
10. CHANGES TO THE CALCULATION OF INTEREST	28
11. FEES	29

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12. TAX GROSS-UP AND INDEMNITIES	30
13. INCREASED COSTS	34
14. OTHER INDEMNITIES	35
15. MITIGATION BY THE LENDERS	36
16. COSTS AND EXPENSES	36

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17. REPRESENTATIONS AND WARRANTIES	38
18. INFORMATION UNDERTAKINGS	40
19. FINANCIAL COVENANT	41
20. GENERAL UNDERTAKINGS	42
21. EVENTS OF DEFAULT	43

SECTION 8
CHANGES TO PARTIES

22. CHANGES TO THE LENDERS	46
23. CHANGES TO THE BORROWER	48

SECTION 9
THE FACILITY PARTIES

24. ROLE OF THE AGENT AND THE ARRANGER	49
25. CONDUCT OF BUSINESS BY THE FACILITY PARTIES	53
26. SHARING AMONG THE FACILITY PARTIES	54

SECTION 10
ADMINISTRATION

- i -

27. PAYMENT MECHANICS	56
28. NOTICES	58
29. CALCULATIONS AND CERTIFICATES	59
30. PARTIAL INVALIDITY	60
31. REMEDIES AND WAIVER	60
32. AMENDMENTS AND WAIVERS	60
33. COUNTERPARTS	61

SECTION 11
GOVERNING LAW AND ENFORCEMENT

34. GOVERNING LAW	62
35. DISPUTES	62

SCHEDULE 1 COMPANIES
SCHEDULE 2 FORM OF DEMAND

SCHEDULE 1 The Original Lender	63
SCHEDULE 2 Conditions Precedent	64
SCHEDULE 3 Utilisation Request	66
SCHEDULE 4 Mandatory Cost Formulae	69
SCHEDULE 5 Form of Transfer Certificate	72
SCHEDULE 6 Timetables	79
SCHEDULE 7 Form of Compliance Certificate	81
SCHEDULE 8 Form of Letter of Credit	82

- ii -

THIS AGREEMENT is dated 21 June 2006 and made between:
(1)	CASCAL SERVICES LIMITED, a company incorporated with limited liability under the laws of England & Wales (Registered Number 03757398) and having its registered office at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (“Borrower”);

(2)	THE ROYAL BANK OF SCOTLAND PLC as arranger (“Arranger”);

(3)	THE FINANCIAL INSTITUTION listed in Schedule 1 as lender (“Original Lender”);

(4)	THE ROYAL BANK OF SCOTLAND PLC as issuing bank (“Issuing Bank”); and

(5)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Facility Parties (“Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
     In this Agreement:
     “Act” means the Water Industry Act 1991.
     “Acceptable Letter of Credit” means a letter of credit which:
(a)	shall be issued in favour of the Borrower, as applicable, by a bank which at all times shall be a Qualifying Bank;

(b)	has a residual maturity of not less than 3 months; and

(c)	is in full force and effect,

provided that if at any time the issuer of any such Acceptable Letter of Credit ceases to be a Qualifying Bank, the relevant letter of credit shall not cease to be an Acceptable Letter of Credit until the date which is one month after the Borrower, as applicable, becomes aware that the issuer ceases to be a Qualifying Bank.

“Accounts” means any account held in the name of the Borrower and all amounts (including interest) standing to the credit thereof from time to time, the right to receive interest in respect thereof and the debts represented by each of the foregoing and “Account” means any one of them.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Investments” means:

(a)	securities issued by the government of the United Kingdom;

(b)	demand or time deposits, certificates of deposit and short-term unsecured debt obligations, including commercial paper, provided that the issuing entity or, if such investment is guaranteed, the guaranteeing entity, is rated the Minimum Short-term Rating and (if the relevant Authorised Investments have an original maturity in excess of one year) Minimum Long-term Rating;

(c)	money market funds provided that they comply with the Minimum Short-term Rating; and

(d)	any other obligations provided that in each case the relevant investment has the Minimum Short-term Rating or (if the relevant Authorised Investments have an original maturity in excess of one year) the Minimum Long-term Rating and in each case is either denominated in sterling or (following redenomination after the UK becomes a participating member state) euro.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date;

“Available Facility” means, in respect of each Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Availability Period” means:

(a)	in respect of the Term Facility, the period from the date of this Agreement to and including the date that is six months from the date of this Agreement; and

(b)	in respect of the Letter of Credit Facility, the period from the date of this Agreement to and including 1 April 2010.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of the Loan or Unpaid Sum received been paid on the last day of that Interest Period exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or Unpaid Sum received by it on deposit with a bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“BWHW” means Bournemouth West Hampshire Water Plc, a company incorporated with limited liability under the laws of England and Wales (Registered Number 02924312) and having its registered office at George Jessel House, Francis Avenue, Bournemouth, BH11 8NB.

“BWHW STID” means the Borrower Security Trust and Intercreditor Deed dated 20 April 2005 between, inter alios, BWHW, the Borrower and RBS.

“BWHW Subordinated Facility Agreement” means the £32,690,000 subordinated term and letter of credit facility agreement dated on or about the date of this Agreement between, inter alios, BWHW, the Agent, Original Lender and the Arranger.

“BWHW Total Net (including Subordinated) Indebtedness” has the meaning given to “Total Net Indebtedness” in Clause 19.4 (Relevant Payments) of the BWHW Subordinated Facility Agreement.

“Calculation Date” means 30 September 2006 and thereafter 31 March and 30 September in each year until the Letter of Credit Final Repayment Date.

“Cascal BV” means Cascal By, a company incorporated in the Netherlands with its corporate seat In Amsterdam and with file reference 34112761 of the Trade Register of the Chamber of Commerce of Amersfoort.

“Cash and Cash Equivalents” means, at any time the aggregate of the amounts represented by:

(a)	the credit balances on the Accounts;

(b)	any other cash on deposit with any acceptable bank;

(c)	any Authorised Investments to the extent not taken into account under paragraph (a) above; and

(d)	any Acceptable Letter of Credit,

in each case, to which the Borrower, as applicable, is beneficially entitled at that time

“Commitment” means the Term Facility Commitment or the Letter of Credit Facility Commitment.

“Companies Act” means the Companies Act 1985.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Control” of one person by another person (or persons acting in concert) means that the other (whether directly or indirectly) has the power to appoint and/or remove the majority of members of the governing body of that person or otherwise has the power to control the management and policies of a body corporate, whether through the ownership of share capital, the possession of voting power, by contract or otherwise and “Controlled” and “Controlling” shall be construed accordingly.

“Court” means the High Court of Justice in England and Wales.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Facility Documents or any combination of any of the foregoing) be an Event of Default.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“euro” means the single currency that was introduced at the start of the third stage of EMU pursuant to the Treaty on European Union.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the Term Facility or the Letter of Credit Facility and “Facilities” shall be construed accordingly.

“Facility Documents” means this Agreement, the BWHW STID, and any other document designated as such by the Agent and the Borrower.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Year” means the period of 12 months ending on 31 March in each year or such other period as may be approved by the Agent.

“GAAP” means generally accepted accounting principles, standards and practices in the United Kingdom.

“Group” means the Borrower and its Subsidiaries from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money whether present or future, actual or contingent.

“Indebtedness for Borrowed Money” means, in respect of the Borrower, any Indebtedness of the Borrower, as applicable, for or in respect of:

(a)	money borrowed or raised (whether or not for cash);

(b)	amounts raised by acceptance under any acceptance credit facility;

(c)	amounts raised under any note purchase facility;

(d)	amounts payable in respect of leases or hire purchase contracts which would, in accordance with generally accepted accounting standards in the United Kingdom, be treated as finance or capital leases;

(e)	amounts payable for assets or services, the payment of which is deferred for a period in excess of 90 days after the date of the relevant invoice;

(f)	redeemable preference shares, to the extent that the same are capable of redemption (whether on maturity or at the option of the Borrower or the holder thereof) prior to the date falling one week after the Final Repayment Date;

(g)	net termination amounts which become due and payable under any swap, option, cap, collar, floor or other derivative or hedging instrument;

(h)	any Third-Party Guarantee;

(i)	loan stock, loan notes or bonds; and

(j)	amounts raised under any other transaction (including any forward sale, sale of receivables, securitisation or purchase agreement) having the commercial effect of a borrowing.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means (i) in relation to each Loan, each period determined in accordance with Clause 9.1 (Selection of Interest Periods) and (ii) in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Latest Financial Statements” means the Borrower’s most recent audited unconsolidated and audited consolidated annual financial statements prior to the date of this Agreement.

“Lender” means:

(k)	any Original Lender; and

(l)	any bank, financial institution, trust fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means a letter of credit, substantially in the form set out in Schedule 8 (Form of Letter of Credit) or in any other form requested by the Borrower and agreed by the Agent (with the prior consent of the Majority Lenders) and the Issuing Bank.

“Letter of Credit Facility” means the letter of credit facility made available to the Borrower under this Agreement as described in Clause 2 (The Facilities).

“Letter of Credit Facility Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Letter of Credit Facility Commitment” in Schedule 1 (The Original Lender) and the amount of any other Letter of Credit Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Letter of Credit Facility Commitment transferred to it under this Agreement,

to the extent not previously cancelled, reduced or transferred by it under this Agreement.

“Letter of Credit Final Repayment Date” means 31 March 2011.

“LIBOR” means, in relation to the Loan the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Bank to leading banks in the London interbank market as of the Specified Time on the Quotation Day for the offering of deposits in sterling and for a period comparable to the Interest Period for the Loan.

“Loan” means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(c)	if there are no Utilisations then outstanding, a Lender or Lenders whose Commitments aggregate more than 66-2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and no Utilisation is outstanding, aggregated more than 662/3% of the Total Commitments immediately prior to the reduction); or

(d)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66-2/3% of all Utilisations then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means:

(a)	from and including the date of this Agreement to but excluding the date falling nine Months after the date of this Agreement, 2.0 per cent. per annum;

(b)	from and including the date falling nine Months after the date of this Agreement to but excluding the date falling eighteen Months after the date of this Agreement, 2.75 per cent. per annum; and

(c)	from and including the date falling eighteen Months after the date of this Agreement to but excluding the Final Repayment Date, 3.5 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets, prospects or business of the Borrower or the consolidated financial condition, assets, prospects or business of the Group;

(b)	the ability of the Borrower to perform and comply with its obligations under any Facility Document; or

(c)	the validity, legality or enforceability of any Facility Document.

“Minimum Long-term Rating” means, in respect of any person, such person’s long-term unsecured debt obligations being rated, in the case of Moody’s, “Aa3” and in the case of S&P, “AA- ”

“Minimum Short-term Rating” means, in respect of any person, such person’s short-term unsecured debt obligations being rated, in the case of Moody’s, “P-1” and in the case of S&P, “A-1”

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month, the above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and any successor thereto and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody’s shall be deemed to refer to any other internationally recognised rating agency designated by the Agent.

“Obligors” means the Borrower, HoldCo and the Borrower Secured Subsidiaries and “Obligor” means any one of them.

“OFWAT” means The Office of Water Services, including any successor office or body.

“Participating Member State” means, at any time, each state participating in EMU at such time.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Permitted Acquisitions” means acquisitions of assets made:

(a)	in the ordinary course of trade or in connection with arm’s length transactions entered into for bona fide commercial purposes in furtherance of its business;

(b)	in accordance with any planned capital expenditure;

(c)	to replace obsolete, worn-out, damaged or destroyed assets; or

(d)	which are Authorised Investments.

“Permitted Disposal” means any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of trading of the disposing entity and on arms’ length basis;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) to (b) above) does not exceed £5,000,000 (or its equivalent in another currency or currencies) in any Financial Year.

“Qualifying Bank” means any bank which is authorised to accept deposits (for the purposes of the Financial Services and Markets Act 2000) and whose short term debt is rated at least “A-1” by S&P and “P-1” by Moody’s and whose long-term debt is at least “AA”- by S&P and at least “Aa3” by Moody’s, or in the case of a bank whose long-term debt is not rated, a bank of equivalent standing approved by the Agent or any bank specifically approved in writing by the Agent, provided that such bank has at all times its short term debt rated at least “A-1” by S&P and “P-1” by Moody’s.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Rate of Interest” has the meaning given in Clause 8.1 (Rate of Interest).

“Reference Bank” means the principal office in London of The Royal Bank of Scotland, or such other bank as may be appointed by the Agent with the consent of the Borrower.

“Regulated Asset Ratio” means, in relation to a Calculation Date, the ratio of:

(i)	Total Net Indebtedness; to

(ii)	Regulated Asset Value,

on such Calculation Date and as forecast for any subsequent Calculation Dates up to and including the Final Forecast Date (as that term is defined in the BWHW STID) or in such other period expressly stated in each case, based on the best information available and provided that, where a draft OFWAT determination is available prior to the publication of a final OFWAT determination, the figures set out in such draft OFWAT determination shall be used unless otherwise agreed by the Agent. For the purposes of calculating the Regulated Asset Ratio, “Total Net Indebtedness” means, as at the relevant date the aggregate of (i) each Loan and any other Indebtedness for Borrowed Money of the Borrower (including any amount payable by the Borrower under paragraph (b) of Clause 5B.3 (Claims under Letter of Credit) less Cash and Cash Equivalents; and (ii) BWHW Total Net (including Subordinated) Indebtedness.

“Regulated Asset Value” means the regulatory asset base of BWHW most recently published by OFWAT for the applicable Financial Year end, adjusted for inflation to that Financial Year end, based on the best available information and provided that where a draft OFWAT determination is available, the figures set out in such draft OFWAT determination shall be used, adjusted for inflation, unless otherwise agreed by the Agent.

“Repeating Representations and Warranties” means the representations and warranties set out in Clause 17 (Representations and Warranties) other than those in Clause 17.8 (Deduction of Tax) or Clause 17.9 (No filing or stamp duties).

“Representations and Warranties” means the representations and warranties set out in Clause 17 (Representations and Warranties).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Specified Time” means a time determined in accordance with (in relation to a Loan) Part I of Schedule 6 (Timetables) and (in relation to a Letter of Credit) Part II of Schedule 6 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, S&P shall be deemed to refer to any other internationally recognised rating agency designated by the Agent.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term Facility” means the term loan facility made available to the Borrower under this Agreement as described in Clause 2 (The Facilities).

“Term Facility Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Term Facility Commitment” in Schedule 1 (The Original Lender) and the amount of any other Term Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility Commitment transferred to it under this Agreement,

to the extent not previously cancelled, reduced or transferred by it under this Agreement.

“Term Facility Final Repayment Date” means the date falling two years after the date of this Agreement.

“Total Commitments” means the aggregate of the Total Term Facility Commitment and the Total Letter of Credit Facility Commitment, being £10,110,000 at the date of this Agreement.

“Total Letter of Credit Facility Commitment” means the aggregate of the Letter of Credit Facility Commitments, being £110,000 at the date of this Agreement.

“Total Term Facility Commitment” means the aggregate of the Term Facility Commitments, being at the date of this Agreement, £10,000,000.

“Third-Party Guarantee” means any guarantee, indemnity or other assurance against financial loss (whether actual or contingent, future or present) given in respect of the Indebtedness for Borrowed Money of another person.

“Transfer Certificate” means a certificate substantially in the form set out in Part I of Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Facility Documents.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date on which the relevant Utilisation is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part IB of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
1.2	Interpretation
(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent,” the “Arranger,” the “Issuing Bank,” any “Facility Party,” any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Facility Document” or any other agreement or instrument is a reference to that Facility Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	“£” and “sterling” denote the lawful currency from time to time of the United Kingdom;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Facility Document or in any notice given under or in connection with any Facility Document has the same meaning in that Facility Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.
1.3	Double Counting
For the avoidance of doubt, any payment to be made by the Borrower in respect of any indemnity, fee or cost and expense under this Agreement or the other Facility Documents shall be made without double counting, taking into account any payment made by the Borrower under the other provisions of this Agreement or any of the other Facility Documents.

1.4	Third-Party Rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITIES
2.	THE FACILITIES
2.1	The Facilities
     Subject to the terms of this Agreement, the Lenders make available to the Borrower:
(a)	a term loan facility in sterling in an aggregate amount equal to the Total Term Facility Commitment; and

(b)	a letter of credit facility in sterling in an aggregate amount equal to the Total Letter of Credit Facility Commitment.
2.2	Lenders’ rights and obligations
(a)	The obligations of each Facility Party under the Facility Documents are several. Failure by a Facility Party to perform its obligations under the Facility Documents does not affect the obligations of any other Party under the Facility Documents. No Facility Party is responsible for the obligations of any other Facility Party under the Facility Documents.
(b)	The rights of each Facility Party under or in connection with the Facility Documents are separate and independent rights.
(c)	A Facility Party may, except as otherwise stated in the Facility Documents, separately enforce its rights under the Facility Documents.
3.	PURPOSE
3.1	Purpose
(a)	The Borrower shall apply amounts borrowed by it under the Term Facility in or towards:
(i)	the provision of an inter-company loan by the Borrower to Cascal BV;

(ii)	the payment of costs and expenses incurred in connection with the provision of that inter-company loan and/or the negotiation, preparation, printing, execution and syndication of this Agreement; and

(iii)	general corporate purposes.
(b)	No amount borrowed under the Term Facility or Letter of Credit issued under the Letter of Credit Facility shall be applied in any manner that may be illegal or contravene the provisions of section 151 of the Companies Act 1985.

3.2	Monitoring
No Facility Party is bound to monitor or verify the application of any amount borrowed or Letter of Credit issued pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. To the extent that any such conditions precedent are delivered after the date of this Agreement, such conditions precedent shall be dated or certified as at the date of their delivery to the Agent, as the case may be. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default or Event of Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations and Warranties are true in all material respects; and

(c)	in the opinion of the Arranger, there has been no material adverse change in the business assets or conditions (financial or otherwise) of the Borrower which would materially and adversely affect the performance of the Borrower’s obligations under the Facility Documents to which the Borrower is a party.

B. CLAUSES AND SCHEDULES — LETTER OF CREDIT OPTION
5A.	UTILISATION – LETTERS OF CREDIT OPTION

5A.1	General

(a)	In this Clause 5A and Clause 5B (Letters of Credit):
(i)	“Expiry Date” means, for a Letter of Credit, the last day of its Term;

(ii)	“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)	“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 5A.7 (Renewal of a Letter of Credit); and

(iv)	“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.
(b)	Any reference in this Agreement to:
(i)	a “Facility Party” includes the Issuing Bank;

(ii)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(iii)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(iv)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(v)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(vi)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(vii)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time; and

(viii)	a claim being made under a Letter of Credit, or such a claim being paid by the Issuing Bank, shall include a reference to the inclusion of any amount due (actually or contingently) from the Issuing Bank under that Letter of Credit in any account taken for the purposes of Rule 4.90 or Rule 2.85 of the Insolvency Rules

1986 in the insolvency proceedings of the beneficiary of that Letter of Credit or any other person.
(c)	Clause 5 (Utilisation) does not apply to a Utilisation by way of Letter of Credit.

(d)	In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

5A.2	Letter of Credit Facility

The Letter of Credit Facility may only be utilised by way of Letters of Credit.

5A.3	Delivery of a Utilisation Request for Letters of Credit

The Borrower may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Part IB of Schedule 3 (Utilisation Request — Letters of Credit) not later than the Specified Time.

5A.4	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies that it is for a letter of Credit;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency and amount of the Letter of Credit comply with Clause 5A.5 (Currency and amount);

(d)	the form of Letter of Credit is attached (which form shall be substantially as set out in Schedule 8 (Form of Letter of Credit);

(e)	the Expiry Date of the Letter of Credit falls on or before the earlier of (i) a date which is no later than 12 months after the date of issue of the Letter of Credit and (ii) the Letter of Credit Final Repayment Date;

(f)	the delivery instructions for the Letter of Credit are specified; and

(g)	the identity of the beneficiary of the Letter of Credit is the Beneficiary or Beneficiaries (as that term is defined in Schedule 8 (Form of Letter of Credit) or any other beneficiary approved by the Majority Lenders).
5A.5	Currency and amount

(a)	The currency specified in a Utilisation Request must be sterling.

(b)	The amount of the proposed Letter of Credit must be an amount which is not more than the Available Facility.

5A.6	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)	in the case of a Letter of Credit renewed in accordance with Clause 5A.7 (Renewal of a Letter of Credit), no Default or Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default or Event of Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations and Warranties are true in all material respects.
(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

(d)	The Agent shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

5A.7	Renewal of a Letter of Credit

(a)	The Borrower may request any Letter of Credit issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)	The Facility Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and reissue any Letter of Credit pursuant to a Renewal Request.

5B.	LETTERS OF CREDIT

5B.1	Assignments and transfers

(a)	Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and/or obligations in respect of any outstanding Letter of Credit.

(b)	If paragraph (a) and the conditions and procedure for transfer specified in Clause 22 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

5B.2	Fee payable in respect of Letters of Credit

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a letter of credit fee in sterling computed at the rate of 2.00 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s UC Proportion of that Letter of Credit.

(b)	The accrued letter of credit fee on a Letter of Credit shall be payable on the first day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

5B.3	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises the Issuing Bank to make payment under any Demand (as that term is defined in the relevant Letter of Credit) made or purported to be made under a Letter of Credit and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(c)	The Borrower acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of the Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
5B.4	Indemnities

(a)	The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)	Each Lender shall (according to its UC Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by the Borrower pursuant to a Finance Document).

(c)	The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 5B.4 (Indemnities) in respect of that Letter of Credit.

(d)	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations of any Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, the Borrower, any beneficiary under a Letter of Credit or other person;

(ii)	the release of any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Facility Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Facility Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.
5B.5	Rights of contribution

The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 5B.5.

5B.6	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Issuing Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Facility Documents through its personnel and agents.

(g)	The Issuing Bank is not responsible for:
(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Agent, the Arranger, the Borrower or any other person given in or in connection with any Facility Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Facility Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Facility Document.

5B.7	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Facility Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Facility Document and any officer, employee or agent of the Issuing Bank may rely on this Clause subject to Clause 1.4 (Third-party rights) and the provisions of the Third Parties Act.

5B.8	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Facility Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Facility Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 23.14 (Credit appraisal by the Lenders).

5B.9	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Facility Documents is that notified in writing to the Agent prior to the date of this Agreement or any substitute address, fax number or department or officer as the Issuing Bank may notify to the Agent by not less than five Business Days’ notice.

5B.10	Amendments and Waivers

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

SECTION 3
UTILISATION
5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may, subject to Clauses 4.1 (Initial conditions precedent) and 4.2 (Further conditions precedent) utilise the Term Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank (both of which must be located in London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be sterling.

(b)	The amount of a proposed Loan must be a minimum of £2,500,000 and an integral multiple of £250,000 thereafter or if less, the Available Facility, provided that the proposed Loan shall not cause the principal amount outstanding of all outstanding Loans to exceed the Total Term Facility Commitment.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

The Borrower shall repay each Loan on the Term Facility Final Repayment Date.

7.	PREPAYMENT AND CANCELLATION
7.1	Illegality
If, at any time, it is or will become unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:
(a)	that Lender or the Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law);

(d)	upon the Agent notifying the Borrower, the Letter of Credit Facility shall cease to be available for the issue of Letters of Credit.
7.2	Change of control
(a)	If Cascal BV ceases to Control the Borrower, the Borrower shall promptly notify the Agent upon becoming aware of that event.

(b)	Upon such notification, the Agent shall:
(i)	cancel the Total Commitments whereupon they shall immediately be cancelled (and the Letter of Credit Facility shall cease to be available for the issue of Letters of Credit);

(ii)	declare that all or part of the Loans, shall become immediately due and payable together with accrued interest, and all other amounts accrued or outstanding under the Facility Documents, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand together with accrued interest (as applicable), and all other amounts accrued or outstanding under the Facility Documents, whereupon they shall immediately become payable on demand by the Agent on the instruction of the Majority Lenders.
7.3	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Utilisations together with interest accrued but unpaid up to and including the date of repayment of that Lender’s participation in the Utilisations.
7.4	Voluntary cancellation and prepayment
(a)	The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Facilities (but, if in part, being an amount that reduces the amount of the Facilities by a minimum amount of £2,500,000 and an integral multiple of £250,000 thereafter).

(b)	Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

(c)	The Borrower may, it if gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of £2,500,000 and an integral multiple of £250,000 thereafter).

7.5	Mandatory prepayment of Loan — Specified Refinancing and Disposals
(a)	The Borrower shall notify the Agent as soon as reasonably practicable if it enters into any principal transaction document in respect of a Specified Refinancing and Disposals and in any case no later than 30 days before it completes a Specified Refinancing and Disposals.

(b)	The Net Proceeds of any Specified Refinancing and Disposals shall be used in or towards prepayment of the Term Facility.

(c)	On receipt of such notification, the Agent shall, by notice to the Borrower:
(i)	cancel an amount of the Total Term Facility Commitment equal to the amount of such Net Proceeds with effect from the due date of the prepayment or, if no amount is outstanding under this Agreement at such time, the date on which the prepayment would have occurred if amounts had been outstanding under this Agreement at such time; and

(ii)	declare an amount of the outstanding Loans equal to the amount of such Net Proceeds together with accrued interest thereon and all other amounts owing in connection with that sum under the Facility Documents to be payable, and the Borrower shall repay such amounts within 10 days of receipt of the relevant Net Proceeds.
(d)	For these purposes, “Specified Refinancing and Disposals” means (i) the issuance by the Borrower in the domestic or international capital markets of any equity or other equity linked instruments or any bonds, notes, debentures, loan stock or similar debt instruments, (ii) the borrowing by the Borrower of amounts under any loan facility or (iii) the sale, lease, transfer or other disposal by it of any of its assets in respect of which the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal) is equal to or exceeds £5,000,000 (or its equivalent in another currency or currencies) and “Net Proceeds” means the proceeds of any Specified Refinancing and Disposals after deducting reasonable fees, costs, commissions and expenses.
7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Term Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	Following any prepayment under this Agreement, the repayment of principal of the relevant Loan on the Final Repayment Date shall be adjusted accordingly, taking into account the amounts payable in respect of the prepayment in paragraph (b) above.

SECTION 5
COSTS OF UTILISATION
8.	INTEREST
8.1	Rate of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any,
(the “Rate of Interest”).
8.2	Payment of interest
(a)	Interest will (subject to Clause 12 (Tax gross up and indemnities)) accrue from day to day on the Loan commencing from the Utilisation Date and will be payable by the Borrower on each Interest Payment Date. Interest will cease to accrue from the due date for redemption of the Loan unless the Borrower fails to pay any amount payable by it under a Facility Document, in which case default interest will be payable as described in Clause 8.3 (Default interest) (“Default Interest”).

(b)	The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the date falling at six monthly intervals after the first day of the Interest Period).
8.3	Default interest
(a)	If the Borrower fails to pay any amount payable by it under the Facilities on its due date, Default Interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the Rate of Interest which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in sterling for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the Rate of Interest which would have applied if the overdue amount had not become due.
(c)	Default Interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.3	Consolidation and division of Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods end on the same date, those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
10.2	Market disruption
(a)	If a Market Disruption Event (as defined below) occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for sterling and the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
10.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10.4	Notification of amount of interest
The Agent shall no later than the fifteenth Business Day prior to each Interest Payment Date calculate the amount of interest due on a Loan on that Interest Payment Date and notify the Borrower and the Lender accordingly.
10.5	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Facility Party, pay to that Facility Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or an Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES
11.1	Commitment fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in sterling computed at the rate of 0.50 per cent per annum on each Lender’s Available Commitment in respect of the Term Facility for the Availability Period (the “Commitment Fee”).

(b)	The accrued Commitment Fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
11.2	Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee of:

(a)	0.65 per cent of the Total Commitments on the date of this Agreement, payable within 14 days after the date of this Agreement; and

(b)	0.35 per cent of the Total Term Facility Commitment on the date of this Agreement, payable on the date falling fifteen Months after the date of this Agreement provided that the Total Term Facility Commitment has not been reduced to zero as at that date.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS-UP AND INDEMNITIES
12.1	Definitions
(a)	In this Clause 12:

“Exemption” means the disapplication pursuant to Section 349A of the Taxes Act of an obligation to deduct Tax.

“Protected Party” means a Facility Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Facility Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Facility Document and is:
(i)	a Lender:
(A)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Facility Document; or

(B)	in respect of an advance made under a Facility Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments made in respect of that advance; or

(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(iii)	a Treaty Lender.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Facility Document is either:
(i)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Facility Document.

“Tax Payment” means an increased payment made by the Borrower to a Facility Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and the Borrower has notified that UK Non-Bank Lender of the precise terms of that notice; or
(iii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Facility Party entitled to the payment evidence reasonably satisfactory to that Facility Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)	A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.
(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.
(i)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation. For the avoidance of doubt, the liability of any such Lender to the Borrower for a failure to comply with this Clause 12.2(i) shall be limited to what the Borrower could recover from that Lender under Clause 12.2(j).
12.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Facility Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Facility Party:
(A)	under the law of the jurisdiction in which that Facility Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Facility Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Facility Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Facility Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.
12.4	Tax Credit
If the Borrower makes a Tax Payment and the relevant Facility Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Facility Party has obtained, utilised and retained that Tax Credit,

the Facility Party shall pay an amount to the Borrower which that Facility Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.
12.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Facility Party against any cost, loss or liability that Facility Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document.
12.6	Value added tax
(a)	All consideration expressed to be payable under a Facility Document by any Party to a Facility Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Facility Party to any Party in connection with a Facility Document, that Party shall pay to the Facility Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Facility Document requires any Party to reimburse a Facility Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Facility Party against all VAT incurred by the Facility Party in respect of the costs or expenses.

13.	INCREASED COSTS
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Facility Party the amount of any Increased Costs incurred by that Facility Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facilities or on a Facility Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Facility Document, which is incurred or suffered by a Facility Party or any of its Affiliates to the extent that it is attributable to that Facility Party having entered into its Commitment or funding or performing its obligations under any Facility Document.
13.2	Increased cost claims
(a)	Facility Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Facility Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Facility Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES
14.1	Currency indemnity
(a)	If any sum due from the Borrower under the Facility Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Facility Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Facility Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
The Borrower shall, within three Business Days of demand, indemnify each Facility Party against any cost, loss or liability incurred by that Facility Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Facility Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Facility Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Facility Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any reasonable cost, loss or liability properly incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default or an Event of Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.	MITIGATION BY THE LENDERS
15.1	Mitigation
(a)	Each Facility Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Facility Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Facility Documents.
15.2	Limitation of liability
(a)	The Borrower shall indemnify each Facility Party for all costs and expenses reasonably incurred by that Facility Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Facility Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Facility Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Facility Documents executed after the date of this Agreement.
16.2	Amendment costs
If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses

(including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Facility Party the amount of all costs and expenses (including legal fees) incurred by that Facility Party in connection with the enforcement of, or the preservation of any rights under, any Facility Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	REPRESENTATIONS AND WARRANTIES
17.1	Representations and Warranties
The Borrower makes the representations and warranties set out in this Clause 17 on the date of this Agreement to the Facility Parties and acknowledges that the Facility Parties have entered into this Agreement in reliance on such representations and warranties.
17.2	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
17.3	Binding obligations
The obligations expressed to be assumed by it in each Facility Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
17.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Facility Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.
17.5	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Facility Documents to which it is a party and the transactions contemplated by those Facility Documents.
17.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Facility Documents to which it is a party; and

(b)	to make the Facility Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.
17.7	Governing law and enforcement
(a)	The choice of English law as the governing law of the Facility Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Facility Document will be recognised and enforced in its jurisdiction of incorporation.
17.8	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Facility Document.
17.9	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Facility Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Facility Documents or the transactions contemplated by the Facility Documents.
17.10	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.
17.11	No misleading information
(a)	Any factual information provided by or on behalf of any member of the Group to any Facility Party was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	No information has been given or withheld that results in the information provided by or on behalf of any member of the Group to any Facility Party being untrue or misleading in any material respect.

17.12	Financial statements
(a)	Its Latest Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	Its Latest Financial Statements fairly represent its financial condition and operations as at the end of and for the relevant period.
(c)	There has been no material adverse change in its business or financial condition of the Borrower, or the business or consolidated financial condition of the Group, since the date of its Latest Financial Statements.
17.13	Pari passu ranking
Its payment obligations under the Facility Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
17.14	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.
17.15	Subsidiaries
The structure chart referred to in paragraph 4 of Schedule 2 (Conditions Precedent) is a true and accurate representation of the Group structure.
17.16	Repetition
The Repeating Representations and Warranties are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of the Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Facility Documents or any Commitment is in force.
18.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years its consolidated financial statements for that financial half year.
18.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenant) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements), shall be reported on by the Borrower’s auditors in the form agreed by the Borrower and the Agent before the date of this Agreement.
18.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its consolidated financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.
18.4	Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Facility Party (through the Agent) may reasonably request.

18.5	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Facility Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Facility Documents.
19.	FINANCIAL COVENANT
19.1	Ratio of Total Net Indebtedness to Regulated Asset Value
As at each Calculation Date, the Regulated Asset Ratio shall be not more than 90 per cent.
19.2	No distribution
The Borrower shall not make any distributions to its Shareholders, whether by way of dividend, loan (or repayment of any loan), redemption, purchase discharge by way of set-off, counterclaim, other distribution of any sort, whether in cash or in kind, and whether pursuant to the terms of any agreement or otherwise or by way of gift, at any time unless the Regulated Asset Ratio is less than or equal to 85 per cent and, as at the Calculation Date immediately following the relevant distribution assuming that the proposed distribution had been made, the Regulated Asset Ratio would be less than or equal to 85 per cent. as at that Calculation Date and any Calculation Date up to and including the earlier of the Letter of Credit Final Repayment Date and the Final Forecast Date (as that term is defined in the BWHW STID).
20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Facility Documents or any Commitment is in force.
20.1	Authorisations
The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Facility Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Facility Document.
20.2	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Facility Documents.
20.3	Negative pledge
(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any netting or set-off arrangement entered into in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; or

(ii)	any lien arising by operation of law and in the ordinary course of trading.
20.4	Disposals
(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposals.
20.5	Merger
The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.
20.6	Change of business
The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.
20.7	Pari Passu
The Borrower shall ensure that at all times the claims of the Facility Parties against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
20.8	Insurance
The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying-on a similar business.
20.9	Acquisitions
The Borrower shall not either in a single transaction or in a series of transactions whether related or not, acquire any asset except for Permitted Acquisitions.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Facility Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.
21.2	Financial covenant
Any requirement of Clause 19 (Financial covenant) is not satisfied.
21.3	Other obligations
(a)	The Borrower does not comply with any provision of the Facility Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenant)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
21.4	Misrepresentation
Any representation or statement made or deemed to be made by the Borrower in the Facility Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Facility Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
21.5	Insolvency
(a)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower.
21.6	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, assignment or arrangement with any creditor of the Borrower;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	enforcement of any Security over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.
21.7	Borrower and BWHW Cross Acceleration
(a)	Any Indebtedness for Borrowed Money in excess of £5,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default by the Borrower.
(b)	A Notice is given to BWHW under Clause 20.1 (Consequences of Acceleration Events) of the BWHW Subordinated Facility Agreement.
(c)	The Controlling Finance Party (as that term is defined in the BWHW STID) takes any action under Clause 11.2 (Consequences of Acceleration Events) of the BWHW STID (but excluding any action taken under Clauses 11.2.5 and 11.2.6).
21.8	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and is not discharged within fifteen Business Days.
21.9	Unlawfulness
It is or becomes unlawful for the Borrower to perform any of its obligations under the Facility Documents.
21.10	Repudiation
The Borrower repudiates a Facility Document or evidences an intention to repudiate a Facility Document.
21.11	Material adverse change
The Agent determines that a Material Adverse Effect exists, has occurred or might occur.
21.12	Acceleration
On and at any time after the occurrence of an Event of Default, the Agent may, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Facility Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent.
21.13	Events of Default Remedies
If, after the occurrence of an Event of Default and before the Agent gives any notice under Clause 21.12 above, the Borrower remedies the Event of Default to the satisfaction of the Agent, such Event of Default shall be deemed to have been remedied notwithstanding that the relevant grace period for the Event of Default had expired before the Borrower remedied the Event of Default.

SECTION 8
CHANGES TO PARTIES
22.	CHANGES TO THE LENDERS
22.1	Assignments and transfers by the Lenders
Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each a “New Lender”).
22.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.
(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
(c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.
(d)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Facility Parties as it would have been under if it was an Original Lender.
(e)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.
(f)     If.
(i)	a Lender assigns or transfers any of its rights or obligations under the Facility Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or

Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
22.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000, save that no such fee shall be payable where the New Lender is The Royal Bank of Scotland plc or its Affiliate.
22.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Facility Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Facility Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Facility Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Facility Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Facility Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Facility Documents or any Commitment is in force.
(c)	Nothing in any Facility Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Facility Documents or otherwise.
22.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Facility Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Facility Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender.”
22.6	Disclosure of information
Any Lender may disclose to any of its Affiliates and any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Group and the Facility Documents as that Lender shall consider appropriate if, in relation to (i) or (ii), the person to whom the information is given has entered into a confidentiality agreement with the Borrower. This Clause supplements any previous agreement relating to the confidentiality of this information.

23.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Facility Documents.

SECTION 9
THE FACILITY PARTIES
24.	ROLE OF THE AGENT AND THE ARRANGER
24.1	Appointment of the Agent
(a)	Each other Facility Party appoints the Agent to act as its agent under and in connection with the Facility Documents.

(b)	Each other Facility Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Facility Documents together with any other incidental rights, powers, authorities and discretions.
24.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Facility Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default or a Default and stating that the circumstance described is an Event of Default or a Default, it shall promptly notify the Lenders.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Facility Party (other than the Arranger) under this Agreement it shall promptly notify the other Facility Parties.

(e)	The duties of the Agent under the Facility Documents are solely mechanical and administrative in nature.
24.3	Role of the Arranger
Except as specifically provided in the Facility Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Facility Document.
24.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and its Affiliates.
24.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Event of Default or Default has occurred (unless it has actual knowledge of an Event of Default or Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Facility Documents through its personnel and agents.
(e)	The Agent may disclose to any other Party any information it believes it has received as agent under this Agreement.
(f)	Notwithstanding any other provision of any Facility Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
24.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Facility Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Facility Document, any instructions given by the Majority Lenders will be binding on all the Facility Parties.
(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Facility Document.
24.8	Responsibility for documentation
Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower or any other person given in or in connection with any Facility Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Facility Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Facility Document.
24.9	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Facility Document, unless directly caused by its or its officers’, employees’, servants’ or agents’ gross negligence or wilful misconduct.
(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Facility Document and any officer, employee or agent of the Agent may rely on this Clause.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Facility Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

24.10	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Facility Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Facility Document).
24.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Facility Parties and the Borrower.
(b)	Alternatively the Agent may resign by giving notice to the other Facility Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).
(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Facility Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Facility Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
24.12	Confidentiality
(a)	In acting as agent for the Facility Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Facility Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
24.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).
24.14	Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Facility Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Facility Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Facility Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Facility Document, the transactions contemplated by the Facility Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Facility Document, the transactions contemplated by the Facility Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility Document.

24.15	Agent’s Management Time
Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).
24.16	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Facility Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Facility Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Facility Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FACILITY PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Facility Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Facility Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Facility Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
26.	SHARING AMONG THE FACILITY PARTIES
26.1	Payments to Facility Parties
If a Facility Party (a “Recovering Facility Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Facility Documents then:
(a)	the Recovering Facility Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Facility Party would have been paid, had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Facility Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Facility Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Facility Parties (other than the Recovering Facility Party) in accordance with Clause 27.5 (Partial payments).
26.3	Recovering Lender’s rights
(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Facility Party will be subrogated to the rights of the Facility Parties which have shared in the redistribution.
(b)	If and to the extent that the Recovering Facility Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Facility Party for a debt equal to the Sharing Payment which is immediately due and payable.
26.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Facility Party becomes repayable and is repaid by that Recovering Facility Party, then:
(a)	each Facility Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Facility Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Facility Party for its proportion of any interest on the Sharing Payment which that Recovering Facility Party is required to pay); and

(b)	that Recovering Facility Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Facility Party for the amount so reimbursed.
26.5	Exceptions
(a)	This Clause 26 shall not apply to the extent that the Recovering Facility Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.
(b)	A Recovering Facility Party is not obliged to share with any other Facility Party any amount which the Recovering Facility Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Facility Parties of the legal or arbitration proceedings; and

(ii)	the other Facility Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION
27.	PAYMENT MECHANICS
27.1	Payments to the Agent
(a)	On each date on which a Lender is required to make a payment under a Facility Document, the Lender shall make the same available to the Agent (unless a contrary indication appears in a Facility Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
27.2	Distributions by the Agent
Each payment received by the Agent under the Facility Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or in relation to euro, in the principal financial centre in a Participating Member State or London).
27.3	Distributions to the Borrower
The Agent may (with the consent of the Borrower) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Facility Documents or in or towards purchase of any amount of any currency to be so applied.
27.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Facility Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent calculated by the Agent to reflect its cost of funds.

27.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Facility Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Facility Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank or the Arranger under the Facility Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement (including any amount due but unpaid under Clauses 5B.3 (Claims under a Letter of Credit) and 5B.4 (Indemnities)); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Facility Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
27.6	No set-off by the Borrower
All payments to be made by the Borrower under the Facility Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, sterling is the currency of account and payment for any sum due from the Borrower under any Facility Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.
27.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Facility Documents to, and any obligations arising under the Facility Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

28.	NOTICES
28.1	Communications
Any communication to be made under or in connection with the Facility Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
28.2	Address for notices
In addition to the provisions of Clause 28.1, the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Lender for any communication or document to be made or delivered under or in connection with the Facility Documents is that notified in writing to the Agent on or prior to the date on which it becomes a Party.

28.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Facility Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Address for notices), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.
28.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 28.2 (Address for notices) or changing its own address or fax number, the Agent shall notify the other Parties.
28.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Facility Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.6	English language
Any notice given or other document provided under or in connection with any Facility Document must be in English.

29.	CALCULATIONS AND CERTIFICATES
29.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Facility Document, the entries made in the accounts maintained by a Facility Party are prima facie evidence of the matters to which they relate.
29.2	Certificates and Determinations
Any certification or determination by a Facility Party of a rate or amount under any Facility Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
29.3	Day count convention
Any interest, commission or fee accruing under a Facility Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (or, if any portion of the relevant period falls in a leap year, the sum of: (a) the actual number of days of the relevant period falling in the leap year divided by 366; and (b) the actual number of days of the relevant period falling in a non-leap year divided by 365).

30.	PARTIAL INVALIDITY

If, at any time, any provision of the Facility Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Facility Party, any right or remedy under the Facility Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS
32.1	Required consents
(a)	Subject to Clause 32.2 (Exceptions) any term of the Facility Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Facility Party, any amendment or waiver permitted by this Clause.
32.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the due date of payment of any amount under the Facility Documents;

(iii)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or any extension of any Commitment;

(v)	a change to the Borrower;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Lender’s rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Facility Parties) or this Clause 32, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

33.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 11
GOVERNING LAW AND ENFORCEMENT
34.	GOVERNING LAW

This Agreement is governed by English law.

35.	DISPUTES
35.1	Jurisdiction
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).
35.2	Courts of England
The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
35.3	Other Courts
This Clause 35.3 is for the benefit of the Facility Parties only. As a result, no Facility Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Facility Parties may take concurrent proceedings in any number of jurisdictions.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lender

Name of Original Lender	Term Facility Commitment

THE ROYAL BANK OF SCOTLAND plc	£10,000,000

Name of Original Lender	Letter of Credit Commitment

THE ROYAL BANK OF SCOTLAND plc	£110,000 in the period on and from the date of this Agreement to 31 March 2007

The Minimum Replacement Amount (as defined in Schedule B (Form of Letter of Credit) thereafter)

SCHEDULE 2
Conditions Precedent
1.	Borrower

(a)	A copy, certified as a true and up-to-date copy by an authorised signatory of the Borrower, of the constitutional documents of the Borrower.

(b)	A copy, certified as a true and up-to-date copy by an authorised signatory of the Borrower, of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with this Agreement.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.
(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions
(a)	A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in England, in a form satisfactory to the Lenders.
(b)	A legal opinion of Allen & Overy, legal advisers to the Borrower in England, in relation to the due incorporation of and corporate authority of the Borrower in a form satisfactory to the Lenders.

3.	Other documents and evidence
(a)	A copy, certified as a true and up-to-date copy by an authorised signatory of the Borrower, of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

(b)	The Latest Financial Statements of the Borrower.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	A certificate of an authorised signatory of the Borrower satisfactory to the Lenders that since the date of the Latest Financial Statements there has been no material adverse change in the business, assets, condition (financial or otherwise) of the Borrower which would materially and adversely affect the performance of the Borrower’s obligations under this Agreement.

(e)	A solvency certificate in the agreed form, from two Directors of the Borrower.

(f)	A certificate of an authorised signatory of the Borrower confirming that no Default or Event of Default has occurred and is continuing.

(g)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of the Borrower, of a clearance statement from the Pensions Regulator dated 8 June 2006 in the agreed form.

4.	Structure Chart

A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of the Borrower, of a structure chart indicating the Borrower and all its Subsidiaries and their ownership.

5.	Executed agreement

The Agent has received original or certified copies of an executed version of this Agreement.

6.	Undertaking

A legally enforceable undertaking in a form satisfactory to the Lenders from Cascal BV or such other group undertaking which is a creditor of the Borrower in respect of £50,000,000 shown in the Borrower’s annual audited unconsolidated financial statements for the year ended 31 March 2005 as “Amounts owed to the group undertakings” that each such company will not require the Borrower to repay or settle such amount owed hereunder under this Agreement until the Facilities have been repaid or prepaid in full and the Facilities and the Letter of Credit Facility have been cancelled.

7.	Litigation

A certificate of an authorised director of the Borrower confirming that there is no litigation which is material and adverse in the context of the Facilities.

SCHEDULE 3
Utilisation Request
Part I A
Loans

From:	Cascal Services Limited

To:	[Agent]
Dated:
Dear Sirs
Cascal Services Limited — £10,110,000 Facility Agreement
dated [•] June 2006 (the “Agreement”)
1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Interest Periods:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of the Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Cascal Services Limited

Part I B
Letters of Credit

From:	Cascal Services Limited

To:	[Agent]

Dated:

Dear Sirs
Cascal Services Limited — £10,110,000 Facility Agreement
dated [•] June 2006 (the “Agreement”)
6.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilized:	Letter of Credit Facility

Amount:	[ ] or, if less, the Available Facility

Beneficiary	[ ]

Term or Expiry Date:	[ ]
7.	We confirm that each condition specified in Clause 5A.6(b) (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

8.	We attach a copy of the proposed Letter of Credit.

9.	This Utilisation Request is irrevocable.
Delivery Instructions:
[specify delivery instructions]
Yours faithfully

authorised signatory for
Cascal Services Limited

Part II
Selection Notice

From:	Cascal Services Limited

To:	[Agent]
Dated:
Dear Sirs
Cascal Services Limited — £10,110,000 Facility Agreement
dated [•] June 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan with an Interest Period ending on [ ].*

3.	We request that the above Loan be divided into [ ] Loans with the following £[amounts] and Interest Periods:** or

We request that the next Interest Period for the above Loan[s] is [ ].***

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
Cascal Services Limited

*	Insert details of all Loans which have an Interest Period ending on the same date.

**	Use this option if division of Loans is requested.

***	Use this option if sub-division is not required.

SCHEDULE 4
Mandatory Cost Formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

AB + C(B–D) + E x 0.01 100 – (A + C)	per cent. per annum
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force fro time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge for each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Certificate
PART I

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the New Lender”)
Dated:
Cascal Services Limited — £10,110,000 Facility Agreement
dated [•] June 2006 (the “Agreement”)
1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Address for notices) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).
4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Facility Document is either:
(a)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Facility Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.][1]
5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/Rights and Obligations to be Transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].
[Agent]
By:

[1]	Include if New Lender comes within paragraph (ii) of the definition of Qualifying Lender in Clause 12.1 (Definitions).

PART II
Transfer Certificate (par)

BANK:	Date:
TRANSFEREE:
This Transfer Certificate is entered into pursuant to (i) the agreement (the “Sale Agreement”) evidenced by the Confirmation dated [                    ] between the Bank and the Transferee (acting directly or through their respective agents) and (ii) the Credit Agreement.
On the Transfer Date, the transfer by way of novation from the Bank to the Transferee on the terms set out herein and in the Credit Agreement shall become effective subject to:
(i)	the Sale Agreement and the terms and conditions incorporated in the Sale Agreement;

(ii)	the terms and conditions annexed hereto; and

(iii)	the schedule annexed hereto, all of which are incorporated herein by reference.

The Bank	The Transferee

[ ]	[ ]

By:	By:

The Schedule
Credit Agreement Details:

Appointee(s):

Credit Agreement Dated:

Guarantor(s):

Agent Bank:

Total Facility Amount:

Governing Law:

Additional Information:

Transfer Details:

Name of Tranche Facility:

Nature (Revolving, Term, Acceptances Guarantee/Letter of Credit, Other ):

Final Maturity:

Participation Transferred

Commitment transferred[2]

Drawn Amount (details below):[1]

Undrawn Amount:[1]

Settlement Date:

Details of outstanding Credits[1]

Specify in respect of each Credit:

Transferred Portion (amount):

Tranche/Family:

Nature:	☐ Term ☐ Revolver ☐ Acceptance

☐ Guarantee/Letter of Credit ☐ Other (specify)

☐	Details of other credits are set out on the attached sheet

[2]	As at the date of the Transfer Certificate

Administration Details
Bank’s Receiving Account:

Transferee’s Receiving Account:

Addresses

Bank	Transferee

[ ]	[ ]
Address:	Address:

Telephone:	Telephone:

Facsimile:	Facsimile:

Telex:	Telex:

Attn/Ref:	Attn/Ref:

TERMS AND CONDITIONS
These are the Terms and Conditions applicable to the transfer certificate including the Schedule thereto (the “Transfer Certificate”) to which they are annexed.
7.	Interpretation

In these Terms and Conditions words and expressions shall (unless otherwise expressly defined herein) bear the meaning given to them in the Transfer Certificate, the Facility Agreement or the Sale Agreement.

8.	Transfer

The Bank requests the Transferee to accept and procure the transfer by novation of all or a part (as applicable) of such participation of the Bank under the Credit Agreement as is set out in the relevant part of the Transfer Certificate under the heading “Participation Transferred” (the “Purchased Assets”) by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of notice specified in the Credit Agreement. On the Transfer Date the Transferee shall pay to the Bank the Settlement Amount as specified in the pricing letter between the Bank and the Transferee dated the date of the Transfer Certificate (adjusted, if applicable, in accordance with the Sale Agreement) and completion of the transfer will take place.

9.	Effectiveness of Transfer

The Transferee hereby requests the Agent to accept the Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of the Credit Agreement so as to take effect in accordance with the terms of the Credit Agreement on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

10.	Transferee’s Undertaking

The Transferee hereby undertakes with the Agent and the Bank and each of the other parties to the Credit Documentation that it will perform in accordance with its terms all those obligations which by the terms thereof will be assumed by it after delivery of the Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is to take effect.

11.	Payments

11.1	Place

All payments by either party to the other under the Transfer Certificate shall be made to the Receiving Account of that other party. Each party may designate a different account as its Receiving Account for payment by giving the other not less than five Business Days’ notice before the due date for payment.

11.2	Funds

Payments under the Transfer Certificate shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency.

12.	Transferee’s Tax Confirmation

The Transferee confirms that the person beneficially entitled to interest payable to the Transferee in its capacity as Lender in respect of an advance under a Facility Document is either:
(a)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Facility Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.
13.	The Agent

The Agent shall not be required to concern itself with the Sale Agreement and may rely on the Transfer Certificate without taking account of the provisions of such agreement.

14.	Assignment of Rights

The Transfer Certificate shall be binding upon and enure to the benefit of each party and its successors and permitted assigns provided that neither party may assign or transfer its rights thereunder without the prior written consent of the other party.

15.	Governing Law and Jurisdiction

The Transfer Certificate (including, without limitation, these Terms and Conditions) shall be governed by and construed in accordance with the laws of England, and the parties submit to the exclusive jurisdiction of the English courts.

Each party irrevocably appoints the person described as process agent (if any) specified in the Sale Agreement to receive on its behalf service of any action, suit or other proceedings in connection with the Transfer Certificate. If any person appointed as process agent ceases to act for any reason the appointing party shall notify the other party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

SCHEDULE 6
Timetables
Part I
Loans

Loans in domestic sterling

Delivery of a duly compensated Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 Business Days 2:30 pm

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-1 Business Days 3:00 pm

LIBOR is fixed	Quotation Day as of 11:00 a.m.
“U” = date of utilization

Part II
Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 5A.3 (Delivery of a Utilisation Request for Letters of Credit))	U-3 Business Days 2:30 p.m.

Agent notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with 5A.6 (Issue of Letters of Credit)	U-2 Business Days 2:30

Delivery of duly completed Renewal Request (Clause 5A.7 (Renewal of a Letter of Credit)	10:00 a.m. on the third Business Day prior to the Expiry Date (as defined in Clause 5A.1(a))
“U” = date of utilization

SCHEDULE 7
Form of Compliance Certificate

To:	[ ] as Agent

From:	Cascal Services Limited
Dated:
Dear Sirs
Cascal Services Limited — £10,110,000 Facility Agreement
dated [•] June 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]*

Signed:

	Director	Director
	of	of
	Cascal Services Limited	Cascal Services Limited
[insert applicable certification language]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8
Form of Letter of Credit

To:	[•] as trustees of the Water Company Sub-Fund section of the Biwater Retirement and Security Scheme (each a Beneficiary and together the Beneficiaries); and

The companies listed in Schedule 1 (Companies) [(each a Company and together the Companies)]/[(the Company)]
[DATE]
Dear Sirs,
Irrevocable Standby Letter of Credit no. [•]
[ISSUING BANK] (the Issuing Bank) at the request of [instructing party] issues this irrevocable standby letter of credit (Letter of Credit) in favour of the Beneficiaries on the following terms:
1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Demand means a demand for a payment under this Letter of Credit in the form of Schedule 2 (Form of Demand).

Eligible Valuation means a valuation of the assets and liabilities of the Scheme carried out [in accordance with the requirements of FRS17 as adopted for the purpose of inclusion in the Compan[y’s][ies’] accounts for the year ended 31 March [•]].

Expiry Date means 31 March 2007.

Fitch means Fitch Ratings Limited or any successor to its ratings business.

Insolvency Event means an ‘insolvency event’ as defined in section 121 of the Pensions Act 2004 or regulations made from time to time thereunder.

Minimum Replacement Amount means an amount equal to the lower of:

(a)	the Total Amount; and

(b)	the amount calculated in accordance with the following formula:

[L — S — C

where:

C =	the amount of any Special Contributions made to the Scheme since the date of the most recent Eligible Valuation;

L =	the total liabilities of the Scheme as set out in the most recent Eligible Valuation;

S =	the assets of the Scheme as set out in the most recent Eligible Valuation.]
Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Requisite Rating means, in respect of a person, that the person has long term unsecured debt instruments in issue which are neither subordinated nor guaranteed, which have a rating of at least one of the following:
(c)	AA- or better by Fitch;

(d)	Aa3 or better by Moody’s; or

(e)	AA- or better by S&P.
S&P means Standard and Poor’s Rating Services, a Division of the McGraw Hill Companies, Inc. or any successor to its ratings business.
Scheme means the Water Company Sub-Fund section of the Biwater Retirement and Security Scheme.
Special Contributions means the total contributions paid and due to be paid by the employers and employees into the Scheme since the previous Eligible Valuation less:
(a)	the cost of accrual of Scheme benefits;

(b)	scheme expenses incurred since the previous Eligible Valuation; and

(c)	the cost of augmentations granted since the previous Eligible Valuation
[as adjusted for investment returns].
Total L/C Amount means £[•].
Ultimate Expiry Date means 31 March 2011.
2.	Issuing Bank’s agreement

(a)	The Beneficiaries may request a drawing under this Letter of Credit by giving to the Issuing Bank a duly completed Demand by 5 p.m. on any day falling on or before the Expiry Date. Subject to the provisions of this Letter of Credit, any number of Demands may be given.

(b)	A Demand may only be given:

(i)	upon the occurrence of an Insolvency Event in respect of [the]/[a] Company which occurs on or before the Expiry Date; or

(ii)	in the circumstances set out in paragraph 3(a) (Expiry and renewal);
The Issuing Bank is not required to investigate or confirm whether any of the events set out above have occurred.

(c)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiaries that, within [5] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiaries the amount which is demanded for payment in that Demand.

(d)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit to the extent that the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

(e)	In circumstances where:
(i)	a Demand may be given in accordance with paragraph (b) above; and

(ii)	the liability of the Compan[y]/[ies] to the Beneficiaries is not finally determined, the Beneficiaries:

(iii)	may make a Demand for the Total L/C Amount; and

(iv)	shall place any monies received by them from the Issuing Bank under this Letter of Credit in an interest-bearing suspense account to be applied against the Compan[y’s]/[ies’] liability to the Beneficiaries, once finally determined.
(f)	If at any time:
(i)	monies in a suspense account have been applied against the finally determined liability to the Beneficiaries of [the]/[every] Company in respect of which an Insolvency Event has occurred prior to that time; and

(ii)	no event has occurred prior to that time which would entitle the Beneficiaries to make a demand under subparagraphs (b)(ii) above;
then the Beneficiaries shall pay any amount remaining to the credit of such suspense account at the direction of Issuing Bank.

3.	Expiry and renewal

(a)	Subject to (d) below, the [Company]/[Companies] must:
(i)	not less than 30 days prior to the Expiry Date, procure that a person with a Requisite Rating enters into a replacement letter or letters of credit with the Beneficiaries which is/are:

(i)	on materially the same terms as set out in this Letter of Credit; and

(ii)	in an amount which is equal to or greater than the Minimum Replacement Amount; and

(iii)	for a term of at least 12 months to 31 March in the next calendar year following the Expiry Date; or
(ii)	if [it]/[they] fail[s] to procure a replacement letter or letters of credit in accordance with subparagraph (i) above, pay, or procure the payment of, to the Beneficiaries (for application in accordance with the rules of the Scheme) the Minimum Replacement Amount on the date falling not less than [5] Business Days prior to the Expiry Date, provided that, if the [Company]/[Companies] fail[s] to take any of the steps referred to in subparagraphs (i) and (ii) above the Beneficiaries may submit a Demand on the Expiry Date for the Total UC Amount.
(b)	At 5 p.m. (London time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under this Letter of Credit that remains unpaid. The Issuing Bank will only be released from its obligations under this Letter of Credit prior to the Expiry Date if:
(i)	the Compan[y]/[ies] pay[s] to the Beneficiaries the Minimum Replacement Amount in accordance with subparagraph (a)(ii) above; or

(ii)	the Beneficiaries notify the Issuing Bank that such obligations are so released.
(c)	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiaries must return the original of this Letter of Credit to the Issuing Bank.
(d)	The [Company]/[Companies] shall not procure any replacement letter or letters of credit in accordance with sub-paragraph (a)(i) above with an expiry date later than the Ultimate Expiry Date. [5] Business Days prior to the Ultimate Expiry Date the [Company]/[Companies] shall pay or procure the payment to the Beneficiaries (for application in accordance with the rules of the Scheme) of any Minimum Replacement Amount provided that if the [Company]/[Companies] fail[s] to pay or procure such a payment the Beneficiaries may submit a Demand on the Ultimate Expiry Date for the Minimum Replacement Amount.

4.	Payments

All payments under this Letter of Credit must be made in sterling and for value on the due date to the account of the Beneficiaries specified in the Demand.

5.	Delivery of Demand

Each Demand must be in writing, and may be given in person, by post, fax, e mail, telex or any other electronic communication and must be received in legible form by the Issuing Bank at its address as follows:

[•]

For the purpose of this Letter of Credit, electronic communication will be treated as being in writing.

6.	Assignment

The Beneficiaries’ rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute in connection this Letter of Credit.
Yours faithfully,
[ISSUING BANK]
By:
We agree to the above
Beneficiaries
[•] as trustee of the Biwater Retirement and Security Scheme
By:
Compan[y]/[ies]
[•]
By:

SCHEDULE 2
Form of Demand
To:      [ISSUING BANK]
[DATE]
Dear Sirs,
Irrevocable Standby Letter of Credit no. [•] issued in favour of [•] as trustees of the Water Company Sub-Fund section of the Biwater Retirement and Security Scheme (the Letter of Credit)
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.
10.	We certify that:

[an Insolvency Event has occurred in relation to [name of Company].] OR

[the Compan[y]/[ies] [has]/[have] not complied with [its]/[their] obligations in respect of paragraphs 3(a)(i) and 3(a)(ii) (Expiry and renewal) of the Letter of Credit.]

We therefore demand payment of the sum of [•]. OR

[the [Company]/[Companies] [has]/[have] not complied with [its]/[their] obligations in respect of paragraph 3(d) (Expiry and renewal) of the Letter of Credit.]

11.	Payment should be made to the following account:

Name:	[•]

Account Number:	[•]

Bank:	[•]
12. The date of this Demand is not later than the Expiry Date.
Yours faithfully,
(Authorised Signatory)

The Borrower

CASCAL SERVICES LIMITED

Address:	Biwater House
Station Approach
Dorking
Surrey RH4 1TZ

Fax No:	+44 (0) 1306-746031

Attention:	David Sayers

By:	DG SAYERS

By:

The Arranger

THE ROYAL BANK OF SCOTLAND plc

Address:	PO Box 39952
2-1/2 Devonshire Square
London EC2M 4XJ

Fax No.:	+44 (0)20 7615 0135

Telephone No.:	+44 (0)20 7672 6299

Attention:	Alison Withers/Carly Fitzgerald, Loans
Administration Unit

With a copy to:

Address:	135 Bishopsgate
London EC2M 3UR

Fax No.:	020 7085 8282

Telephone No.	+44 (0)20 7085 8492/8495

Attention:	Peter J. Stringer/Mike Dando

By:	PETER J. STRINGER

The Original Lender

THE ROYAL BANK OF SCOTLAND

Address:	PO Box 39952
2-1/2 Devonshire Square
London
EC2M 4XJ

Fax No.:	+44 (0)20 7615 0135

Telephone No.:	+44 (0)20 7672 6299

Attention:	Alison Withers/Carly Fitzgerald, Loans
Administration Unit

With a copy to:

Address:	135 Bishopsgate
London
EC2M 3UR

Fax No.:	020 7085 8282

Telephone No.:	+44 (0)20 7085 8492/8495

Attention:	Peter J. Stringer/Mike Dando

By:	PETER J. STRINGER

The Issuing Bank

THE ROYAL BANK OF SCOTLAND plc

Address:	PO Box 39952
2-1/2 Devonshire Square
London
EC2M 4XJ

Fax No.:	+44 (0)20 7615 0135

Telephone No.:	+44 (0)20 7672 6299

Attention:	Alison Withers/Carly Fitzgerald, Loans
Administration Unit

With a copy to:

Address:	135 Bishopsgate
London
EC2M 3UR

Fax No.:	020 7085 8282

Telephone No.:	+44 (0)20 7085 8492/8495

Attention:	Peter J. Stringer/Mike Dando

By:	PETER J. STRINGER

The Agent

THE ROYAL BANK OF SCOTLAND plc

Address:	PO Box 39952
2-1/2 Devonshire Square
London
EC2M 4XJ

Fax No.:	+44 (0)20 7615 0135

Telephone No.:	+44 (0)20 7672 6299

Attention:	Alison Withers/Carly Fitzgerald, Loans
Administration Unit

With a copy to:

Address:	135 Bishopsgate
London
EC2M 3UR

Fax No.:	020 7085 8282

Telephone No.:	+44 (0)20 7085 8492/8495

Attention:	Peter J. Stringer/Mike Dando

By:	PETER J. STRINGER